Exhibit 8.1

[Letterhead of Philips International B.V.]

Tel:
E-mail:
Niels.van.der.weijde@philips.com

To: Koninklijke Philips N.V.

Breitner Center,

Amstelplein 2

1096 BC Amsterdam

The Netherlands

February 24, 2015

RE:	Koninklijke Philips N.V. - Registration Statement on Form F-3 filed with the Securities and Exchange Commission on the date hereof

Dear Sirs:

I have acted as internal tax counsel to Koninklijke Philips N.V. (the “Issuer”) in connection with the registration statement on Form F-3, filed by the Issuer (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) of debt securities of the Issuer.

I hereby confirm to you my opinion as set forth in the Registration Statement under the caption “Taxation” insofar as it relates to matters of Netherlands withholding, income, gift and inheritance tax law and under the caption “Description of Debt Securities – Payment of Additional Amounts” insofar as it relates to withholding or deduction of Netherlands taxes, levies or similar charges are correct in all material respects.

I hereby consent to the use of our name in, and the filing of this letter as an exhibit to, the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Niels van der Weijde

Niels van der Weijde

Vice President – Group Tax